Exhibit 99.1

Reynolds American Inc. P.O. Box 2990 Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Robert Bannon (336) 741-3359	Media: David Howard (336) 741-3489	RAI 2017-12

Reynolds American Inc. announces

notice of special meeting of shareholders

WINSTON-SALEM, N.C. – June 14, 2017 – A special meeting of shareholders of Reynolds American Inc. (NYSE: RAI) will be held at 9:00 a.m. (Eastern Time) on July 19, 2017, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 N. Main Street, Winston-Salem, North Carolina 27101.

At the special meeting, shareholders will be asked to take action, among other things:

•	to approve the Agreement and Plan of Merger, including the plan of merger contained therein, dated as of January 16, 2017, as amended as of June 8, 2017, and as may be further amended from time to time (the “merger agreement”), pursuant to which RAI will become an indirect, wholly owned subsidiary of British American Tobacco p.l.c. (BAT); and

•	to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid by RAI or BAT to RAI’s named executive officers and that are based on or otherwise relate to the proposed transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable.

Shareholders of record as of the close of business on June 12, 2017, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Subject to the satisfaction or waiver of the conditions as set out in the merger agreement, including approval by shareholders of both BAT and RAI, it is currently expected that the proposed transaction will close on or about July 25, 2017.

Web and Social Media Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news, including quarterly earnings, for RAI and its operating companies. RAI also uses Twitter to publicly disseminate company news via @RAI_News. It is possible that the information we post could be deemed to be material information. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted, and to follow RAI on Twitter at @RAI_News.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this communication that are not historical in nature, including financial estimates and statements as to regulatory approvals and the expected timing, completion and effects of the proposed transaction, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this communication and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding the benefits of the proposed transaction, including future financial and operating results, financial forecasts or projections, the combined company’s plans, expectations, beliefs, intentions and future strategies, and other statements that are not historical facts, and other statements that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “predict,” “possible,” “potential,” “could,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries or the combined company inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements.

Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be consummated, or if consummated, could have an adverse effect on the results of operations, cash flows and financial position of RAI or the combined company, respectively, are the following: the failure to satisfy required closing conditions, including the failure to obtain necessary shareholder approvals from BAT and RAI shareholders, or complete the proposed transaction in a timely manner or at all; the effect of restrictions placed on RAI’s and its subsidiaries’ business activities, including RAI’s ability to pursue alternatives to the proposed transaction; disruption resulting from the proposed transaction, including the diversion of RAI’s management’s attention from ongoing business concerns; the failure of BAT to successfully integrate RAI into its business and to realize projected synergies and other benefits from the proposed transaction; the uncertainty of the value of the proposed transaction consideration that RAI shareholders will receive in the proposed transaction due to a fixed exchange ratio and fluctuations in the price of BAT American Depositary Shares; the difference in rights provided to RAI shareholders under North Carolina law, the RAI articles of incorporation and the RAI bylaws, as compared to the rights RAI shareholders will obtain as BAT shareholders under the laws of England and Wales and BAT’s governing documents; RAI’s directors and executive officers having interests in the proposed transaction that are different from, or in addition to, the interests of RAI shareholders generally; the potential difficulty retaining key employees and maintaining business relationships, and on operating results and businesses generally; the incurrence of significant pre- and post-transaction costs in connection with the proposed transaction; evolving legal, regulatory and tax regimes; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement.

Discussions of additional risks, contingencies and uncertainties are contained in RAI’s filings with the U.S. Securities and Exchange Commission (the “SEC”). Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Except as provided by federal securities laws, RAI is not under any obligation to, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Additional Information

This communication may be deemed to be solicitation material in respect of the proposed transaction involving RAI and BAT. In connection with the proposed transaction, BAT has filed with the SEC a registration statement on Form F-4 that includes the proxy statement of RAI that also constitutes a prospectus of BAT. On June 14, 2017, the SEC declared the registration statement effective. RAI commenced mailing the definitive proxy statement/prospectus to holders of RAI common stock on or about June 14, 2017. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, WHICH WAS ALSO FILED WITH THE SEC ON JUNE 14, 2017, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC

CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT BAT, RAI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders may obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI and BAT through the SEC’s website at http://www.sec.gov. In addition, investors and shareholders may obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by RAI by contacting RAI Investor Relations at raiinvestorrelations@reynoldsamerican.com or by calling (336) 741-5165 or at RAI’s website at www.reynoldsamerican.com, and may obtain free copies of the proxy statement/prospectus and other documents filed with the SEC by BAT by contacting BAT Investor Relations at batir@bat.com or by calling +44 (0) 20 7845 1000 or at BAT’s website at www.bat.com.

RAI, BAT and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from RAI shareholders in respect of the proposed transaction that is described in the proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from RAI shareholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement/prospectus filed with the SEC. You may also obtain the documents that RAI files electronically from the SEC’s website at http://www.sec.gov. Information regarding RAI’s directors and executive officers is contained in RAI’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 9, 2017, its Form 10-K/A, which was filed with the SEC on March 20, 2017 and its definitive proxy statement/prospectus, which was filed with the SEC on June 14, 2017. Information regarding BAT’s directors and executive officers is contained in BAT’s Annual Reports, which may be obtained free of charge from BAT’s website at www.bat.com.

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities in any jurisdiction pursuant to the acquisition, the merger or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include Newport, Camel and Pall Mall.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit products in the United States.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company is a marketer of digital vapor cigarettes, manufactured on its behalf by R.J. Reynolds, under the VUSE brand name in the United States.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

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